February 5, 2021

SunAmerica Series Trust

21650 Oxnard Street, 10th Floor

Woodland Hills, California 91367

Re:	SA VCP Dynamic Strategy Portfolio

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to SunAmerica Series Trust (the “Trust”) on behalf of its series, SA VCP Dynamic Strategy Portfolio (the “Acquiring Portfolio”), in connection with the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about February 5, 2021 (the “Registration Statement”), with respect to the Acquiring Portfolio’s Class 1 and Class 3 shares of beneficial interest (collectively, the “Shares”) to be issued in exchange for the assets of SA Invesco VCP Equity-Income Portfolio, also a series of the Trust (the “Target Portfolio”), as described in the Registration Statement (the “Reorganization”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b) a copy of the Trust’s Amended and Restated Declaration of Trust, dated December 1, 2016, as filed with the office of the Secretary of the Commonwealth of Massachusetts on December 8, 2016 (the “Declaration”);

(c) a copy of the Trust’s Amended and Restated Establishment and Designation of Series, as filed with the Secretary of the Commonwealth of Massachusetts on November 2, 2020 (the “Designation”);

(d) a certificate executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Trust’s Declaration, Designation, the Trust’s By-laws and certain resolutions adopted by the Trustees of the Trust at a meeting held on December 3, 2020, approving the Reorganization and certain related matters (the “Resolutions”);

Morgan, Lewis & Bockius LLP

One Federal Sreet
Boston, MA 02110-1726	+1.617.341.7700
United States	+1.617.341.7701

SunAmerica Series Trust

February 5, 2021

(e) a proof of the Registration Statement received on February 3, 2021; and

(f) a copy of the Agreement and Plan of Reorganization by and between the Trust on behalf of the Acquiring Portfolio and the Trust on behalf of the Target Portfolio, in the form included as Appendix B to the Combined Proxy Statement/Prospectus included in the draft Registration Statement referred to in subparagraph (e) above (the “Agreement and Plan”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed that (i) the Registration Statement, as filed with the Commission, will be in substantially the form of the draft referred to in subparagraph (e) above; (ii) the number of Shares to be issued by the Acquiring Portfolio will not exceed the amount of such Shares needed to consummate the Reorganization; (iii) the Agreement and Plan will have been duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in subparagraph (f) above; (iv) any consents or approvals required for the Reorganization will have been received; (v) the Declaration, Designation, Resolutions, and the Agreement and Plan will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Shares; and (vi) there will not have been any changes in applicable law or any other facts or circumstances relating to the Reorganization as of the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Trust’s Declaration, Designation, or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to an Acquiring Portfolio, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Acquiring Portfolio.

SunAmerica Series Trust

February 5, 2021

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Shares, when issued and sold in accordance with and for the consideration described in the Agreement and Plan, will be validly issued, fully paid and nonassessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and reference to our firm in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
MORGAN, LEWIS & BOCKIUS LLP